Javelin Pharmaceuticals Signs Commercial Supply Agreement with Baxter Healthcare Corporation
Global Hospital Products Manufacturer to Act as Secondary Supplier of Dyloject

CAMBRIDGE, Mass., May 22, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (AMEX: JAV), a leading developer of novel products for pain control, today announced it signed a Commercial Supply Agreement with Baxter Healthcare Corporation. This agreement provides additional manufacturing capacity for Javelin’s injectable diclofenac, DylojectTM, supplementing its existing supply and manufacturing agreement. Under the Agreement, Baxter will serve as a secondary manufacturer of Dyloject pending regulatory approval. The Agreement has a three-year, renewable term and sets forth minimum purchase and production requirements.
“This secondary supply agreement with Baxter provides critical manufacturing redundancy and increased capacity for Dyloject,” said Michael Moshman, Javelin’s Vice President for Chemistry, Manufacturing and Controls.
About Javelin Pharmaceuticals, Inc.
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.
About Dyloject
DylojectTM — injectable diclofenac sodium — is presently under review for marketing approval in the UK for the treatment of acute moderate-to-severe pain. Subsequent approval in other European countries is anticipated through a regulatory strategy following the Mutual Recognition Process. In the US, Dyloject is in Phase 3 clinical trials for the same indication. Earlier studies demonstrated Dyloject to be safe and well tolerated (including evidence for a lower incidence and severity of vein irritation than Voltarol, the currently marketed European formulation of injectable diclofenac). Prior studies have shown Dyloject to have a more rapid onset of action than Voltarol when both drugs were evaluated in patients with moderate-to-severe postoperative pain, and a more rapid onset of action than ketorolac in the molar extraction model of postsurgical pain. The latter study also indicated that Dyloject had half the incidence of surgical site bleeding compared with ketorolac.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
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SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
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